Exhibit 99.1

PRESS RELEASE

ELEVANCE HEALTH REPORTS THIRD QUARTER 2022 RESULTS,

RAISES FULL YEAR OUTLOOK

•	Third quarter GAAP net income was $6.68 per share, including net negative adjustment items of $0.85 per share. Adjusted net income was $7.53* per share.

•	Operating revenue grew 11.5% over the prior year quarter to $39.6 billion.

•	Operating gain grew 10.2% over the prior year quarter to $2.3 billion.

•	Medical enrollment increased 2.2 million members year-over-year and 232 thousand members during the quarter to 47.3 million members.

•	Fourth quarter 2022 dividend of $1.28 per share declared to shareholders.

Indianapolis, Ind. - October 19, 2022 - Elevance Health, Inc. (NYSE: ELV) reported third quarter 2022 results reflecting strong financial performance, including double-digit growth in revenue, operating earnings, and adjusted earnings per share.

“Broad based momentum across Elevance Health continued in the third quarter, driven by the focused execution of our strategy and the dedication of our over 100,000 associates,” said Gail K. Boudreaux, President and CEO. “We are united in our purpose to improve the health of humanity, and I am proud of the work our associates are doing to support their colleagues and communities so tragically impacted by the recent hurricanes in Florida and Puerto Rico. It’s in times such as these that our culture shines through.”

As a result of stronger than expected results for the first nine months of the year, the Company now expects GAAP net income to be greater than $25.33 per share, including approximately $3.62 per share of net unfavorable adjustment items. The Company now expects full-year adjusted net income to be greater than $28.95 per share.

*	Refer to GAAP reconciliation tables on page 13.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $6.68 per share in the third quarter, including net negative adjustment items of $0.85 per share. Adjusted net income was $7.53* per share, reflecting growth of 10.9% from $6.79 in the same period a year ago.

*	Please refer to the GAAP reconciliation tables on page 13.

Membership: Medical membership totaled approximately 47.3 million as of September 30, 2022, an increase of 2.2 million, or 4.9 percent year-over-year. Commercial & Specialty Business membership increased by 1.2 million year-over-year driven by strong sales to fee-based employers. Government Business membership increased by 1.0 million compared to the prior year quarter, driven primarily by growth in the Medicaid business, the acquisitions of Paramount Advantage and Integra Managed Care, and organic growth in Medicare Advantage.

During the third quarter of 2022, medical membership increased by 232 thousand driven by organic growth in Medicaid, which we attribute primarily to the suspension of eligibility recertification, and organic growth in our commercial fee-based membership.

Operating Revenue: Operating revenue was $39.6 billion in the third quarter of 2022, an increase of $4.1 billion, or 11.5 percent year-over-year. The increase was driven by higher premium revenue due to membership growth in Medicaid, including the acquisitions of Integra Managed Care and Paramount Advantage, growth in Medicare Advantage and commercial risk-based membership, as well as premium rate increases to cover overall cost trends. The increase in operating revenue was further attributable to the growth in pharmacy product revenue within IngenioRx related to growth in membership and higher utilization of prescription drugs.

Benefit Expense Ratio: The benefit expense ratio was 87.2 percent in the third quarter of 2022, a decrease of 50 basis points year-over-year. The decrease was primarily driven by the realignment of certain quality improvement costs to match recent regulatory clarifications. Excluding the realignment, our benefit expense ratio would have been approximately flat year-over-year.

Medical claims reserves established at December 31, 2021 developed in line with the Company’s expectations as of the third quarter of 2022.

Days in Claims Payable: Days in Claims Payable was 47.7 days as of September 30, 2022, a decrease of 0.1 days from June 30, 2022 and an increase of 0.9 days compared to September 30, 2021.

SG&A Expense Ratio: The SG&A expense ratio was 11.4 percent in the third quarter of 2022, an increase of 30 basis points from 11.1 percent in the third quarter of 2021. The increase was primarily driven by increased spend to support growth in operations and the realignment of certain quality improvement expenses out of benefit expense and into SG&A expense, partially offset by operating expense leverage associated with growth in operating revenue.

Operating Cash Flow: Operating cash flow was approximately $4.9 billion, or 3.1 times net income in the third quarter of 2022, an increase of $2.4 billion as compared to the prior year quarter. The year-on-year increase was driven by the timing of CMS payments received in the current quarter, partially offset by the BCBSA litigation settlement payment that occurred in the third quarter of 2022.

Share Repurchase Program: During the third quarter of 2022, the Company repurchased 1.2 million shares of its common stock for $579 million, at a weighted average price of $476.70. Year-to-date, as of the end of the third quarter, the Company repurchased 3.7 million shares of its common stock for $1.7 billion, at a weighted average price of $473.36. As of September 30, 2022, the Company had approximately $2.4 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2022, the Company paid a quarterly dividend of $1.28 per share, representing a distribution of cash totaling $306 million.

On October 18, 2022, the Audit Committee of the Company’s Board of Directors declared a fourth quarter 2022 dividend to shareholders of $1.28 per share. The fourth quarter dividend is payable on December 21, 2022, to shareholders of record at the close of business on December 5, 2022.

Investment Portfolio & Capital Position: During the third quarter of 2022, the Company recorded net losses of $57 million. During the third quarter of 2021, the Company recorded net losses of $61 million. These amounts are excluded from adjusted earnings per share.

As of September 30, 2022, the Company’s net unrealized loss position in the investment portfolio was $2.8 billion, consisting primarily of fixed maturity securities. As of September 30, 2022, cash and investments at the parent company totaled approximately $1.0 billion.

REPORTABLE SEGMENTS

Elevance Health has four reportable segments: Commercial & Specialty Business (comprised of Individual, Group risk-based, Group fee-based, and BlueCard businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx; and Other (comprised of the Carelon companies, formerly known as our Diversified Business Group, and corporate expenses not allocated to our other reportable segments).

Elevance Health, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2022	2021	Change		2022	2021	Change
Operating Revenue
Commercial & Specialty Business	$10,494	$9,863	6.4%		$31,324	$28,904	8.4%
Government Business	24,571	21,658	13.4%		72,164	61,007	18.3%
IngenioRx	7,249	6,549	10.7%		21,003	18,630	12.7%
Other	3,365	2,670	26.0%		9,884	7,557	30.8%
Eliminations	(6,054)	(5,192)	16.6%		(18,382)	(15,173)	21.1%

Total Operating Revenue[1]	$39,625	$35,548	11.5%		$115,993	$100,925	14.9%
Operating Gain
Commercial & Specialty Business	$785	$620	26.6%		$2,673	$2,679	(0.2)%
Government Business	868	967	(10.2)%		2,653	2,313	14.7%
IngenioRx	516	445	16.0%		1,393	1,257	10.8%
Other	101	27	274.1%		365	52	601.9%

Total Operating Gain[1]	$2,270	$2,059	10.2%		$7,084	$6,301	12.4%
Operating Margin
Commercial & Specialty Business	7.5%	6.3%	120	bp	8.5%	9.3%	(80	) bp
Government Business	3.5%	4.5%	(100	) bp	3.7%	3.8%	(10	) bp
IngenioRx	7.1%	6.8%	30	bp	6.6%	6.7%	(10	) bp
Total Operating Margin[1]	5.7%	5.8%	(10	) bp	6.1%	6.2%	(10	) bp

1.	See “Basis of Presentation” on page 6 herein.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $785 million in the third quarter of 2022, an increase of $165 million from $620 million in the third quarter of 2021. The increase was primarily driven by improved medical underwriting performance in our commercial risk-based business partially offset by an increase in operating expenses in support of growth.

Government Business: Operating gain in the Government Business segment was $868 million in the third quarter of 2022, a decrease of $99 million from $967 million in the third quarter of 2021. The decrease was primarily driven by higher operating costs in support of growth of our government health benefits business partially offset by increased gross profit in the period.

IngenioRx: Operating gain was $516 million in the third quarter of 2022, an increase of $71 million from $445 million in the third quarter of 2021. The increase was driven by out of period fee-based revenue and higher prescription volumes associated with growth in integrated medical and pharmacy members.

Other: The Company reported an operating gain of $101 million in the Other segment for the third quarter of 2022, an increase of $74 million from $27 million in the prior year quarter. The increase was driven by growth in Carelon’s affiliated and unaffiliated earnings.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 13 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-813-5525 (Domestic Replay)
312-470-0178 (International)	203-369-3346 (International Replay)

The access code for today’s conference call is 3972058. The replay will be available from 11:30 a.m. EDT today, until the end of the day on November 18, 2022. The call will also be available through a live webcast at www.elevancehealth.com under the “Investors” link. A webcast replay will be available following the call.

Elevance Health Contacts:

Investor Relations	Media
Stephen Tanal	Leslie Porras
Stephen.Tanal@elevancehealth.com	Leslie.Porras@elevancehealth.com

About Elevance Health, Inc.

Elevance Health is a lifetime, trusted health partner fueled by its purpose to improve the health of humanity. The company supports consumers, families, and communities across the entire care journey – connecting them to the care, support, and resources they need to lead healthier lives. Elevance Health’s companies serve more than 119 million people through a diverse portfolio of industry-leading medical, digital, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on Twitter and Elevance Health on LinkedIn.

Elevance Health, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2022	September 30, 2021	June 30, 2022	September 30, 2021	June 30, 2022
Commercial & Specialty Business
Individual	800	769	803	4.0%	(0.4)%
Group Risk-Based	3,988	3,946	4,020	1.1%	(0.8)%

Commercial Risk-Based	4,788	4,715	4,823	1.5%	(0.7)%
BlueCard®	6,453	6,166	6,445	4.7%	0.1%
Group Fee-Based	20,184	19,370	20,086	4.2%	0.5%

Commercial Fee-Based	26,637	25,536	26,531	4.3%	0.4%

Total Commercial & Specialty Business	31,425	30,251	31,354	3.9%	0.2%
Government Business
Medicare Advantage	1,969	1,853	1,946	6.3%	1.2%
Medicare Supplement	945	947	942	(0.2)%	0.3%

Total Medicare	2,914	2,800	2,888	4.1%	0.9%
Medicaid	11,319	10,391	11,181	8.9%	1.2%
Federal Employees Health Benefits	1,625	1,629	1,628	(0.2)%	(0.2)%

Total Government Business	15,858	14,820	15,697	7.0%	1.0%

Total Medical Membership	47,283	45,071	47,051	4.9%	0.5%

Other Membership
Life and Disability Members	4,796	4,695	4,779	2.2%	0.4%
Dental Members	6,655	6,637	6,620	0.3%	0.5%
Dental Administration Members	1,577	1,486	1,589	6.1%	(0.8)%
Vision Members	9,628	7,974	9,385	20.7%	2.6%
Medicare Part D Standalone Members	274	438	276	(37.4)%	(0.7)%

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2022	2021	Change
Revenues
Premiums	$33,722	$30,395		10.9%
Product revenue	3,972	3,353		18.5%
Administrative fees and other revenue	1,931	1,800		7.3%

Total operating revenue	39,625	35,548		11.5%
Net investment income	371	335		10.7%
Net losses on financial instruments	(57)	(61)		6.6%

Total revenues	39,939	35,822		11.5%
Expenses
Benefit expense	29,404	26,645		10.4%
Cost of products sold	3,437	2,898		18.6%
Selling, general and administrative expense	4,514	3,946		14.4%
Interest expense	213	201		6.0%
Amortization of other intangible assets	225	136		65.4%

Total expenses	37,793	33,826		11.7%

Income before income tax expense	2,146	1,996		7.5%
Income tax expense	533	494		7.9%

Net income	1,613	1,502		7.4%
Net loss attributable to noncontrolling interests	5	7		NM

Shareholders’ net income	$1,618	$1,509		7.2%

Shareholders’ net income per diluted share	$6.68	$6.13		9.0%

Diluted shares	242.2	246.0		(1.5)%
Benefit expense as a percentage of premiums	87.2%	87.7%	(50	)bp
Selling, general and administrative expense as a percentage of total operating revenue	11.4%	11.1%	30	bp
Income before income tax expense as a percentage of total revenue	5.4%	5.6%	(20	)bp

“NM”	= calculation not meaningful

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2022	2021	Change
Revenues
Premiums	$99,583	$86,604		15.0%
Product revenue	10,841	9,132		18.7%
Administrative fees and other revenue	5,569	5,189		7.3%

Total operating revenue	115,993	100,925		14.9%
Net investment income	1,112	1,026		8.4%
Net (losses) gains on financial instruments	(439)	107		(510.3)%

Total revenues	116,666	102,058		14.3%
Expenses
Benefit expense	86,396	75,107		15.0%
Cost of products sold	9,389	7,825		20.0%
Selling, general and administrative expense	13,124	11,692		12.2%
Interest expense	622	598		4.0%
Amortization of other intangible assets	520	306		69.9%
Loss on extinguishment of debt	—	5		(100.0)%

Total expenses	110,051	95,533		15.2%

Income before income tax expense	6,615	6,525		1.4%
Income tax expense	1,557	1,555		0.1%

Net income	5,058	4,970		1.8%
Net loss/(income) attributable to noncontrolling interests	18	(3)		NM

Shareholders’ net income	$5,076	$4,967		2.2%

Shareholders’ net income per diluted share	$20.86	$20.09		3.8%

Diluted shares	243.3	247.2		(1.6)%
Benefit expense as a percentage of premiums	86.8%	86.7%	10	bp
Selling, general and administrative expense as a percentage of total operating revenue	11.3%	11.6%	(30	)bp
Income before income tax expense as a percentage of total revenue	5.7%	6.4%	(70	)bp

“NM”	= calculation not meaningful

Elevance Health, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,872	$4,880
Fixed maturity securities	25,526	26,267
Equity securities	1,503	1,881
Premium receivables	6,682	5,681
Self-funded receivables	3,873	4,010
Other receivables	3,651	3,749
Other current assets	5,496	4,654

Total current assets	55,603	51,122
Long-term investments:
Fixed maturity securities	622	632
Other invested assets	5,516	5,225
Property and equipment, net	4,197	3,919
Goodwill	24,381	24,228
Other intangible assets	10,536	10,615
Other noncurrent assets	2,171	1,719

Total assets	$103,026	$97,460

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$15,242	$13,518
Other policyholder liabilities	5,482	5,521
Unearned income	3,702	1,153
Accounts payable and accrued expenses	4,963	4,970
Short-term borrowings	265	275
Current portion of long-term debt	2,249	1,599
Other current liabilities	9,384	7,849

Total current liabilities	41,287	34,885
Long-term debt, less current portion	21,258	21,157
Reserves for future policy benefits	825	802
Deferred tax liabilities, net	1,825	2,805
Other noncurrent liabilities	1,788	1,683

Total liabilities	66,983	61,332

Shareholders’ equity
Common stock	2	2
Additional paid-in capital	9,169	9,148
Retained earnings	29,604	27,088
Accumulated other comprehensive loss	(2,784)	(178)

Total shareholders’ equity	35,991	36,060
Noncontrolling interests	52	68

Total equity	36,043	36,128

Total liabilities and equity	$103,026	$97,460

Elevance Health, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Nine Months Ended September 30
	2022	2021
Operating activities
Net income	$5,058	$4,970
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses (gains) on financial instruments	439	(107)
Equity in net earnings of other invested assets	(304)	(437)
Depreciation and amortization	1,202	942
Deferred income taxes	(170)	114
Share-based compensation	191	196
Changes in operating assets and liabilities:
Receivables, net	(678)	(1,751)
Other invested assets	46	(56)
Other assets	(474)	(470)
Policy liabilities	1,537	2,328
Unearned income	2,548	(308)
Accounts payable and other liabilities	598	1,093
Income taxes	(41)	168
Other, net	(35)	10

Net cash provided by operating activities	9,917	6,692
Investing activities
Purchases of investments	(19,612)	(15,130)
Proceeds from sale of investments	9,402	8,339
Maturities, calls and redemptions from investments	7,606	3,388
Changes in securities lending collateral	(677)	(1,030)
Purchases of subsidiaries, net of cash acquired	(623)	(3,442)
Purchases of property and equipment	(854)	(747)
Other, net	(91)	(50)

Net cash used in investing activities	(4,849)	(8,672)
Financing activities
Net proceeds from commercial paper borrowings	375	(150)
Net proceeds from (repayments of) short-term borrowings	(10)	175
Net proceeds from long-term borrowings	304	2,508
Changes in securities lending payable	685	1,030
Changes in bank overdrafts	181	316
Repurchase and retirement of common stock	(1,748)	(1,378)
Cash dividends	(924)	(831)
Proceeds from issuance of common stock under employee stock plans	152	161
Taxes paid through withholding of common stock under employee stock plans	(91)	(101)
Other, net	16	8

Net cash (used in) provided by financing activities	(1,060)	1,738
Effect of foreign exchange rates on cash and cash equivalents	(16)	(9)

Change in cash and cash equivalents	3,992	(251)
Cash and cash equivalents at beginning of period	4,880	5,741

Cash and cash equivalents at end of period	$8,872	$5,490

Elevance Health, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
(In millions)	2022	2021	2021	2020	2019
	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$13,282	$11,135	$11,135	$8,647	$7,266
Ceded medical claims payable, beginning of period	(21)	(46)	(46)	(33)	(34)

Net medical claims payable, beginning of period	13,261	11,089	11,089	8,614	7,232

Business combinations and purchase adjustments	133	420	420	339	—
Net incurred medical claims:
Current year	84,177	74,097	100,440	85,094	78,695
Prior years redundancies(1)	(901)	(1,822)	(1,703)	(637)	(500)

Total net incurred medical claims	83,276	72,275	98,737	84,457	78,195

Net payments attributable to:
Current year medical claims	70,453	62,123	88,156	74,629	70,294
Prior years medical claims	11,219	8,400	8,829	7,692	6,519

Total net payments	81,672	70,523	96,985	82,321	76,813

Net medical claims payable, end of period	14,998	13,261	13,261	11,089	8,614
Ceded medical claims payable, end of period	3	38	21	46	33

Gross medical claims payable, end of period	$15,001	$13,299	$13,282	$11,135	$8,647

Current year medical claims paid as a percentage of current year net incurred medical claims	83.7%	83.8%	87.8%	87.7%	89.3%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	7.3%	19.7%	18.1%	8.0%	7.4%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.9%	2.2%	2.0%	0.8%	0.7%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Elevance Health, Inc.

GAAP Reconciliation

(Unaudited)

Elevance Health, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Elevance Health, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2022	2021	Change	2022	2021	Change
Shareholders’ net income	$1,618	$1,509	7.2%	$5,076	$4,967	2.2%
Add / (Subtract):
Net losses (gains) on financial instruments	57	61		439	(107)
Amortization of other intangible assets	225	136		520	306
Loss on extinguishment of debt	—	—		—	5
BCBSA litigation settlement	(24)	—		(24)	—
Transaction and integration related costs	13	14		36	35
Litigation expenses	6	3		11	15
Tax impact of non-GAAP adjustments	(72)	(52)		(261)	(71)

Net adjustment items	205	162		721	183

Adjusted shareholders’ net income	$1,823	$1,671	9.1%	$5,797	$5,150	12.6%

Shareholders’ net income per diluted share	$6.68	$6.13	9.0%	$20.86	$20.09	3.8%
Add / (Subtract):
Net losses (gains) on financial instruments	0.24	0.25		1.80	(0.43)
Amortization of other intangible assets	0.93	0.55		2.14	1.24
Loss on extinguishment of debt	—	—		—	0.02
BCBSA litigation settlement	(0.10)	—		(0.10)	—
Transaction and integration related costs	0.05	0.06		0.15	0.14
Litigation expenses	0.02	0.01		0.05	0.06
Tax impact of non-GAAP adjustments	(0.30)	(0.21)		(1.07)	(0.29)
Rounding impact	0.01	—		—	—

Net adjustment items	0.85	0.66		2.97	0.74

Adjusted shareholders’ net income per diluted share	$7.53	$6.79	10.9%	$23.83	$20.83	14.4%

	Full Year 2022 Outlook
Shareholders’ net income per diluted share	Greater than $25.33
Add / (Subtract):
Net losses on financial instruments	$1.80
BCBSA litigation settlement	($0.10)
Transaction and integration related costs	$0.15
Litigation expenses	$0.05
Amortization of other intangible assets	Approximately $3.06
Tax impact of non-GAAP adjustments	Approximately $(1.34)

Net adjustment items	Approximately $3.62

Adjusted shareholders’ net income per diluted share	Greater than $28.95

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2022	2021	Change	2022	2021	Change
Income before income tax expense	$2,146	$1,996	7.5%	$6,615	$6,525	1.4%
Net investment income	(371)	(335)		(1,112)	(1,026)
Net losses (gains) on financial instruments	57	61		439	(107)
Interest expense	213	201		622	598
Amortization of other intangible assets	225	136		520	306
Loss on extinguishment of debt	—	—		—	5

Reportable segments operating gain	$2,270	$2,059	10.2%	$7,084	$6,301	12.4%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal, state and international law and regulation, including changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; the impact of a cyber-attack or other cyber security breach resulting in unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; risks and uncertainties related to our pharmacy benefit management (“PBM”) business, including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; changes in tax laws; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.